 Exhibit 10.15
CONTRACT NO. ______________

AGREEMENT FOR URINALYSIS
EQUIPMENT, RELATED SUPPLIES,
AND SERVICE

Between

BROADLANE, INC.

and

DIASYS CORPORATION

DATED: APRIL 12002

                      This Agreement for Urinalysis Equipment, Related Supplies, and Service (the "Agreement"), effective as of April 1, 2002 (the "Effective Date"), is between Broadlane, Inc., a Delaware corporation with offices at 13727 Noel Road, Suite 1400, Dallas, Texas 75240 ("Broadlane"), and DiaSys Corporation, a Delaware corporation with offices at 81 West Main Street, Waterbury, CT 06702-2115 ("Supplier").

                      Broadlane operates a group-purchasing program through which Broadlane negotiates contracts for certain Products on behalf of health care providers (including hospitals, physician offices, nursing homes, ambulatory surgery centers, home care agencies, diagnostic imaging centers, long-term care facilities, etc.) that designate Broadlane as their group-purchasing agent (the "Members"). Member also includes a parent corporation of a health care provider or third party agent that enters into an agreement with Broadlane designating Broadlane as the purchasing agent of the health care provider.

                      Supplier is a vendor of the products and services listed on Exhibit A (the "Products") and desires to enter into this Agreement to allow the Members to purchase the Products.

                       Supplier also desires to access the private electronic marketplace created and maintained by Broadlane (the "Broadlane Exchange") so that Supplier can sell products, equipment and services to Member (including, but not limited to, the Products) through an Internet site, an integrated ERP, or other electronic means.

                      In consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the adequacy and receipt of which are acknowledged, Broadlane and Supplier agree that Supplier shall provide Products to Members under the following terms and conditions:

SECTION 1

TERM OF AGREEMENT

                      This Agreement remains in effect for a period of five years, commencing on the Effective Date and expiring on March 31, 2007 (the "Term"), unless terminated earlier as provided in this Agreement.

SECTION 2

PARTICIPATION

2.1                 Qualification for Participation. Members (including entities that become Members after the Effective Date) may purchase Products pursuant to the terms of this Agreement. Any Member that withdraws or is terminated from Broadlane membership may not purchase Products pursuant to the terms of this Agreement.

2.2                 List of Broadlane Members. Broadlane shall provide Supplier with a list of Members (in electronic format) as of the Effective Date, and shall provide regular updates.

2.3                Termination of Existing Contracts. Any Member that wishes to purchase Products under this Agreement may, at its option and without any penalty or cost, terminate any existing contract or other arrangement with Supplier for the same Products. Supplier shall not directly or indirectly contract with any Member for Products.

2.4                 Responsibility and Liability. Each Member is liable directly to Supplier for all payments and any other obligations with respect to Products. Supplier is solely responsible for invoicing Members for Products. Except as set forth in this Agreement, Broadlane has no liability, responsibility, or performance obligations to Supplier relating to any Products.

SECTION 3

ELECTRONIC COMMERCE

3.1                 Execution of Broadlane Exchange Supplier Agreement. Unless Supplier has an existing Broadlane Exchange Supplier Agreement ("BESA"), Supplier shall execute a BESA in a form mutually agreeable to Supplier and Broadlane within 60 days of the date that Broadlane notifies Supplier of its intention to integrate Supplier to the Broadlane Exchange. The BESA will require Supplier to pay to Broadlane a service fee equal to 1% of the price of all of Supplier's equipment, products, and services purchased through Broadlane's Internet site, through ERP systems of entities that use the Broadlane Exchange, or through any other electronic means. The BESA applies to all purchases from Supplier by entities that sue the Broadlane Exchange, whether or not they are purchases of Products.

3.2                 Use of Broadlane Exchange. Upon the execution of the BESA, Supplier shall use the Broadlane Exchange as one of its e-commerce solutions. Supplier shall permit Broadlane to integrate Supplier's order fulfillment system into the Broadlane Exchange so that transaction sets may be electronically transmitted to and from Supplier through the Broadlane Exchange.

3.3                 Allocation of Costs. Broadlane is solely responsible for the costs of integration, including the labor costs associated with any third party consultants retained by Broadlane. Supplier is solely responsible for the costs of any and all services, hardware, and software required for Supplier's order fulfillment system applications to interface properly with the Broadlane Exchange. Supplier is solely responsible for the cost of maintenance, monitoring, and support of all components within Supplier's domain including, but not limited to, Supplier's third party services (VAN or other), hardware, software, order fulfillment system, and customer services.

3.4                 Remedy if Supplier Does Not Execute BESA. If Supplier has not executed the BESA within the timeframe required by Section 3.1 above, Broadlane has the right to cancel this Agreement upon 30 days prior written notice.

SECTION 4 PRICING, ORDERING, AND DELIVERY

4.1                 Pricing and Payment.

                       4.1.1     Firm Pricing. The prices for each of the Products that Supplier will offer for sale to Members under this Agreement are set forth on Exhibit A. Supplier shall not increase these prices during the Term.

                       4.1.2     Pricing and Other Data. Supplier shall provide Broadlane with pricing information in an EDI 832 equivalent format, or in Excel format set forth under Section I of Exhibit B. Broadlane and Supplier shall mutually agree upon the method of transmission of this pricing data. In addition, Supplier shall provide the cross-reference file layout, product attributes file layout, and product categorization file layout information set forth in Sections II, III, and IV of Exhibit B.

                       4.1.3     Pricing on New Products. If Supplier begins to sell a similar product not listed on Exhibit A, Supplier shall notify Broadlane within 30 days of governmental approval or Supplier's release of the product. Broadlane and Supplier shall promptly amend Exhibit A to add the new Product(s) at a mutually agreed upon price.

                       4.1.3     Favorable Pricing. The Prices, terms, and conditions under this Agreement must be equal to or better than those offered to most favored, or similarly situated customer of Supplier, except the federal, state, or local government. If Supplier is not in compliance, Broadlane and Supplier shall amend this Agreement to provide the more favorable terms. 4.2 Distribution. If any Products are purchased through an authorized distributor, all taxes, ordering, and delivery terms are governed by the applicable terms of the Member's agreement with the distributor.

4.3                 Taxes on Direct Purchases. Supplier shall calculate and pay any applicable local and state sales tax or other taxes with respect to the direct purchase of Products. Unless the applicable Member is tax-exempt, these taxes may be billed to the Member if correctly and accurately reflected on the invoice.

4.4                 Ordering and Delivery for Direct Purchases.

                       4.4.1     Purchase Orders. Member may place purchase orders for Products through the Broadlane Exchange, an authorized distributor, by telephone, telecopier, or through electronic order entry directly through Supplier at:

DiaSys Customer Service 81 West Main Street Waterbury, CT 06702-2115 Telephone: 800.360.2003 Fax: 203.755.5083 e-mail: sales@diasys.com

                       There are no minimum order requirements for Products, however order may only be placed in Supplier's standard sale unit of measure.

                       4.4.2     Payment. Payments for Products are due from Members within 30 days of receipt of the invoice, with a 2% additional discount if payment is received within 10 days after receipt of the invoice 92% 10; net 30).

                       4.4.3     Delivery. Products must be delivered to the Member's place of business or any other location specified by Member not more than 30 days after Supplier's receipt of the Member's order for Product, unless a later date is requested by Member. Except as otherwise set forth on Exhibit A, all prices set forth on Exhibit A exclude shipping. Upon Member's written request, Supplier will ship Products "freight collect" to Member using the carrier and billing information provided by Member. The risk of loss of the Products does not pass to the Member until delivery of the Products to Member.

                       Supplier shall use its best efforts to assist any Member in finding alternative acceptable sources for any Product that Supplier cannot deliver according to this guaranteed delivery time.

                       4.4.4     Returns. Members may return Products sold by Supplier in accordance with Supplier's return policy, set forth on Exhibit C. Supplier shall not charge any restocking fee and Supplier shall pay all return shipping costs unless the Member ordered or returned the Product in error.

SECTION 5

ADMINISTRATIVE FEES

5.1                  Calculation of Administrative Fees. On a monthly basis, Supplier shall pay Broadlane a fee (the "Administrative Fee") equal to 3% of the aggregate amount paid by all Members for all Products purchased during the prior calendar month, less any credits and returns. Supplier shall pay the Administrative Fee no later than 30 days after the end of each applicable calendar month.

5.2                 Monthly Reporting. Accompanying the Administrative Fee payment, Supplier shall provide Broadlane with monthly reports of all Products purchased by each Member. Each report must include: (i) the start and end dates of the reporting period; (ii) each Member's name, address and HIN or DEA number or both (as provided on a Broadlane Member list); (iii) sales volume per contract (subtotaled by Member) for the reporting period; and (iv) the Administrative Fees earned by Broadlane during the month (subtotaled by Member). All monthly reporting documentation must be provided in the electronic format as detailed in Exhibit D.

SECTION 6

TERMINATION

6.1                  Termination for Breach or Ineligibility. In the event of a material breach of this Agreement (including any failure to pay Administrative Fees), the non-breaching party shall notify the breaching party in writing of the specific breach and shall request that it be cured. If the breaching party does not cure the breach within 30 days of the notice, the non-breaching party may terminate this Agreement by sending written notice to the breaching party. Broadlane may immediately terminate this Agreement if Supplier or any of Supplier's key personnel is convicted of an offense related to health care or listed by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation.

6.2                 Effect of Termination. The termination of the Agreement by either party does not excuse either party from performing any duty or obligation assumed under the Agreement before termination, nor does termination have the effect of waiving any right either party may have to obtain performance or preclude the non-breaching party from pursuing any and all remedies available to it at law or equity.

SECTION 7

MISCELLANEOUS

7.1                  Broadlane's Standard Terms and Conditions. Broadlane's Standard Terms and Conditions are attached as Exhibit E.

7.2                 Product Specific Terms and Conditions. Additional Terms and Conditions related to the specific Products covered by this Agreement are attached as Exhibit F
7.3                  Conditions of Proposal. Any conditions contained in Broadlane's request for proposal for this Agreement not expressly excluded from Supplier's final proposal that was accepted by Broadlane are incorporated into this Agreement by reference.

7.4                  Controlling Terms. In the event of a conflict between this Agreement and any other writing or correspondence between Supplier, Broadlane, and/or any Member, the terms of this Agreement control. In the event of any internal conflict of terms within this Agreement, the term found in the part of this Agreement first listed below controls: The main body of the Agreement; Exhibit E (Broadlane's Standard Terms and Conditions); Exhibit F (Standard Terms and Conditions - Lab & Lab Equipment); Exhibit A (Products and Pricing); Exhibit B (Broadlane Pricing Requirements); Exhibit D (Sales Data Report Format; Exhibit C (Supplier's Return Policy); Exhibit G (Supplier's Product Warranties); any other exhibits provided to Broadlane by Supplier.

7.5                  Entire Agreement. This Agreement may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement, including all exhibits and attachments (all of which are incorporated in this

                       Agreement by reference), constitutes the entire agreement on this subject and supersedes all previous and contemporaneous communications, representations, or agreement regarding the referenced subject matter. This Agreement may not be modified orally, and no modification, amendment, or supplement is binding unless it is in writing and signed by authorized representatives of Broadlane and supplier.

                       The undersigned duly authorized representatives of the parties have executed this Agreement as of the date written below.

Broadlane, Inc.	DiaSys Corporation

By:________________________	By:________________________

Printed Name: Michael Berryhill	Printed Name: Todd M. DeMatteo
Its: President and CEO
Date_______________________	Date_______________________